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Exhibit 99.1

For Immediate Release	Contact:	Jeff D'Eliscu Water Pik Technologies, Inc. (949) 719-3700 (office) (949) 675-9475 (home) jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES ACQUIRES AIR ENERGY HEAT PUMPS, INC.

        (Newport Beach, California, June 3, 2003)—Water Pik Technologies, Inc. (NYSE: PIK) today announced that it has acquired the assets of Air Energy Heat Pumps, Inc. and affiliates (Air Energy), a privately held manufacturing company located in Ft. Lauderdale, Florida. Air Energy is a leading manufacturer of premium branded heat pumps for swimming pools and spas with sales of $13 million for the previous twelve months. The Company paid $8.1 million plus a contingent future payment of up to $1.0 million that is based upon 2003 financial performance. The Company anticipates the acquisition will be accretive to earnings in the first full year of ownership.

        "A major strategic objective for our pool business has been to accelerate sales and profit growth through the development of a more comprehensive package of pool equipment and accessories," said Water Pik Technologies' Chief Executive Officer Michael P. Hoopis. "The acquisition of Air Energy not only adds the premier brand of heat pumps to our product line, but also gives us a more significant market position in regions of the country where heat pumps are the preferred technology to heat pools and spas."

        Jandy Pool Products is a leading developer, manufacturer and marketer of swimming pool and spa heaters, heat pumps, electronic controls, valves, pumps, filters, automatic pool cleaners/cleaning accessories and water features. The Jandy®, Laars® and Air Energy™ brand pool and spa products are sold to distributors, pool builders and specialty pool retailers. Consumers can find additional information about Jandy®, Laars® and Air Energy™ products by consulting their local pool builders, retailers and service companies or by visiting the web at www.jandy.com and www.air-energy.com.

Forward-looking Statements

        In the press release, the statements from Mr. Hoopis are forward-looking statements. Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. As a result, the reader is cautioned not to rely on these forward-looking statements. The Company does not have any intention or obligation to update these forward-looking statements.

        Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names. The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage. The Company's products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors. Headquartered in Newport Beach, California, the Company operates eight major facilities in the United States and Canada. For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

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  Exhibit 99.1
WATER PIK TECHNOLOGIES ACQUIRES AIR ENERGY HEAT PUMPS, INC.